Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-72086, 33-86040, 333-05643, 333-56215, 333-42708, 333-101037, 333-107317, 333-119262, 333-145156, and 333-154797 on Forms S-8 of our reports dated April 16, 2009, relating to the consolidated financial statements of The Talbots, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 and the effectiveness of The Talbots, Inc. internal control over financial reporting (which report expresses an adverse opinion because of a material weakness), appearing in this Annual Report on Form 10-K of The Talbots, Inc. for the year ended January 31, 2009.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
April 16, 2009